                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                          BEVERLY ENTERPRISES, INC.
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                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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

                           BEVERLY ENTERPRISES, INC.
                              5111 ROGERS AVENUE,
                                   SUITE 40-A
                        FORT SMITH, ARKANSAS 72919-0155
                                 (501) 452-6712

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 29, 1997

To the Stockholders:

     The Annual Meeting of Stockholders of Beverly Enterprises, Inc., will be held at the Holiday Inn, 700 Rogers Avenue, Fort Smith, Arkansas, on Thursday, May 29, 1997, at 10:00 a.m., local time for the following purposes:

     1. To elect eight members of the Board of Directors;

     2. To approve the Beverly Enterprises, Inc. Non-Employee Director Deferred Compensation Plan;

     3. To consider a stockholder proposal concerning executive compensation;

     4. To ratify the appointment of Ernst & Young LLP as independent auditors for 1997;

     5. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Nominees for election as directors at the Annual Meeting and any adjournments thereof (the "Annual Meeting") are Beryl F. Anthony, Jr., David R. Banks, James R. Greene, Boyd W. Hendrickson, Edith E. Holiday, Jon E. M. Jacoby, Risa J. Lavizzo-Mourey, M.D., and Marilyn R. Seymann, all of whom are presently serving as directors of the Company. Louis Menk, a current director is not standing for election at the Annual Meeting.

     The Board of Directors has fixed the close of business on March 31, 1997, as the record date for the determination of stockholders who are entitled to notice of and to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder for any purpose germane to the Annual Meeting at the offices of Beverly Enterprises, Inc., 5111 Rogers Avenue, Suite 155, Fort Smith, Arkansas, during ordinary business hours for 10 days prior to the Annual Meeting.

     We encourage you to attend the Annual Meeting. Whether you are able to attend or not, we urge you to indicate your vote on the enclosed proxy card FOR the election of directors named in the attached Proxy Statement; FOR the approval of the Beverly Enterprises, Inc. Non-Employee Director Deferred Compensation Plan; AGAINST the stockholder proposal concerning executive compensation; and FOR ratification of the appointment of Ernst & Young LLP as independent auditors for 1997. Please sign, date and return the proxy card promptly in the enclosed envelope. If you attend the Annual Meeting, you may vote in person even if you have previously mailed a proxy card.

                                            By Order of the Board of Directors

                                                   ROBERT W. POMMERVILLE
                                                         Secretary

April 29, 1997
Fort Smith, Arkansas

                           BEVERLY ENTERPRISES, INC.
                              5111 ROGERS AVENUE,
                                   SUITE 40-A
                        FORT SMITH, ARKANSAS 72919-0155
                                 (501) 452-6712

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 29, 1997

     The accompanying proxy is solicited by the Board of Directors of Beverly Enterprises, Inc. (the "Company") to be voted at the Annual Meeting of Stockholders to be held May 29, 1997, and any adjournments of the meeting (the "Annual Meeting"). It is anticipated that this proxy material will be mailed on or about April 29, 1997, to stockholders of record on March 31, 1997.

     A copy of the annual report of the Company for the year ended December 31, 1996, including consolidated financial statements, is enclosed herewith. THE COMPANY WILL PROVIDE WITHOUT CHARGE TO ANY PERSON SOLICITED HEREBY, UPON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH REQUESTS SHOULD BE DIRECTED TO ROBERT W. POMMERVILLE, SECRETARY OF THE COMPANY, AT THE COMPANY'S PRINCIPAL EXECUTIVE OFFICES, 5111 ROGERS AVENUE, SUITE 40-A, FORT SMITH, ARKANSAS 72919-0155, (501) 452-6712.

     A stockholder giving a proxy has the power to revoke it at any time before it is exercised. A proxy may be revoked by filing with the Secretary of the Company (i) a signed instrument revoking the proxy, or (ii) a duly executed proxy bearing a later date. A proxy may also be revoked if the person executing the proxy is present at the meeting and elects to vote in person. If the proxy is not revoked, it will be voted by those therein named.

                               VOTING PROCEDURES

     The close of business on March 31, 1997 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. As of the close of business on such date, the Company had outstanding and entitled to vote 99,171,864 shares of Common Stock, par value $.10 per share (the "Common Stock"). Each holder of shares of Common Stock is entitled to one vote per share on each matter to be considered. Stockholders are not permitted to cumulate votes for the purpose of electing directors or otherwise.

     The presence in person or by proxy of the holders of a majority of the shares entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting.

     A plurality of the shares voted in person or by proxy at the Annual Meeting is required for the election of directors. The affirmative vote of the holders of shares of Common Stock representing a majority of the shares voted at the Annual Meeting is required for the approval of the Beverly Enterprises, Inc. Non-Employee Director Deferred Compensation Plan, the approval of the stockholder proposal concerning executive compensation, the ratification of the appointment of Ernst & Young LLP as independent auditors for 1997 and the approval of such other matters (other than the election of directors) as may properly come before the Annual Meeting.

     Under the Company's by-laws and Delaware law: (i) shares at the Annual Meeting which are represented by proxies that reflect abstentions or broker non-votes (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum; (ii) there is no cumulative voting and the director nominees receiving the highest number of votes, up to the number of directors to be elected, are elected and, accordingly, abstentions, broker non-votes and withholding of authority to vote will not affect the election of directors; and (iii) proxies that reflect abstentions as to a particular proposal will be treated as voted for purposes of determining whether the proposal is approved or rejected and will have the same effect as a vote against that proposal, while proxies that reflect broker non-votes will be treated as unvoted for purposes of determining approval of that proposal and will not be counted as votes for or against that proposal.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information as of March 31, 1997, relating to the beneficial ownership of Common Stock by each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, based solely upon filings made by such persons with the Securities and Exchange Commission. Percentages in the table were calculated based on the number of shares of Common Stock outstanding at March 31, 1997.

                                                             NUMBER OF      PERCENT OF
                                                             SHARES OF        TOTAL
                           NAME                             COMMON STOCK   COMMON STOCK
                           ----                             ------------   ------------
FMR Corp..................................................  7,894,799(1)       8.0%
  ("FMR")
  82 Devonshire Street
  Boston, MA 02109
Franklin Resources, Inc...................................  8,417,800(2)       8.5%
  ("Franklin")
  777 Mariners Island Blvd.
  San Mateo, CA 94404
Loomis, Sayles & Company, L.P.............................  6,213,650(3)       6.3%
  ("Loomis")
  One Financial Center
  Boston, MA 02111
Wellington Management Company.............................  6,463,419(4)       6.5%
  ("WMC")
  75 State Street
  Boston, MA 02109

---------------

     (1) Based on the latest schedule 13G, dated February 14, 1997, provided to the Company by FMR; FMR had sole voting power with regard to 746,928 shares and sole dispositive power with respect to 7,894,799 shares.

     (2) Based on the latest schedule 13G, dated February 12, 1997, provided to the Company by Franklin; Franklin had sole voting and dispositive power with respect to 8,417,800 shares.

     (3) Based on the latest schedule 13G, dated February 13, 1997, provided to the Company by Loomis; Loomis had sole voting power with respect to 2,176,125 shares and shared dispositive power with respect to 6,213,650 shares.

     (4) Based on the latest schedule 13G, dated January 24, 1997, provided to the Company by WMC; WMC had shared voting power with respect to 1,663,574 shares and shared dispositive power with respect to 6,463,419 shares.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth as of March 31, 1997, the amount of Common Stock beneficially owned by each of the Company's directors, each executive officer named in the Summary Compensation Table, and all directors and executive officers as a group based on information obtained from such persons.

                   AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

                                         SOLE
                                        VOTING        OPTIONS                                 PERCENTAGE
                                         AND        EXERCISABLE      OTHER                        OF
                                      INVESTMENT     WITHIN 60     BENEFICIAL                   COMMON
                                        POWER          DAYS        OWNERSHIP       TOTAL        STOCK
                                      ----------    -----------    ----------    ---------    ----------
Beryl F. Anthony, Jr................          0         20,000            0         20,000         *
David R. Banks(1)...................    216,656        377,223        8,774(2)     602,653         *
James R. Greene.....................        500         20,000            0         20,500         *
Boyd W. Hendrickson(1)..............    142,153        159,000            0        301,153         *
Edith E. Holiday....................        800          5,000          200(2)       6,000         *
Jon E.M. Jacoby.....................          0         20,000            0         20,000         *
Risa J. Lavizzo-Mourey, M.D.........      1,000          5,000                       6,000         *
William A. Mathies(1)...............     76,373         62,500        2,986(2)     141,859         *
Louis W. Menk.......................          0          5,000            0          5,000         *
C. Arnold Renschler.................     65,000         10,000            0         75,000         *
Marilyn R. Seymann..................      1,000          5,000            0          6,000         *
Mark D. Wortley(1)..................     66,530         33,750            0        100,280         *

All Directors and Executive Officers
  as a Group (17 Persons)...........  1,088,897      1,022,029       19,896      2,113,822       2.1%

---------------

  * Percentage of Common Stock owned does not exceed 1%.

(1) Includes shares allocated to the employee through participation in the Company's Employee Stock Purchase Plan.

(2) Shares owned by family members.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     One of the purposes of the Annual Meeting is to elect eight directors to hold office until the 1998 annual meeting and until successors are elected and qualified. Nominees for election as directors at the Annual Meeting are Beryl F. Anthony, Jr., David R. Banks, James R. Greene, Boyd W. Hendrickson, Edith E. Holiday, Jon E. M. Jacoby, Risa J. Lavizzo-Mourey, M.D., and Marilyn R. Seymann, all of whom are presently serving as directors of the Company.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors recommends a vote FOR the nominees named above. Unless otherwise directed on the proxy card, the proxy holders named therein will vote FOR the election of the nominees named above. By appropriate indication on the proxy card, stockholders may instruct the proxy holders to vote for some but not all of the nominees named above. In the event that any nominee is unable to serve, an event not now anticipated, the proxies will then be voted FOR any nominee who shall be designated by the present Board of Directors to fill the vacancy.

                    INFORMATION ABOUT NOMINEES FOR DIRECTOR

     The following table contains certain information as of March 31, 1997, with respect to the persons who have been nominated to serve as directors for the term beginning May 29, 1997.

                                                           POSITIONS AND OFFICES           DIRECTOR
                   NAME                      AGE              WITH THE COMPANY              SINCE
                   ----                      ---           ---------------------           --------
Beryl F. Anthony, Jr.(a)(b)(e)               59    Director                                  1993
David R. Banks(c)..........................  60    Chairman of the Board, Chief              1979
                                                   Executive Officer and Director
James R. Greene(a)(d)......................  75    Director                                  1991
Boyd W. Hendrickson(c).....................  52    President, Chief Operating                1995
                                                   Officer and Director
Edith E. Holiday(b)(d)(e)                    45    Director                                  1995
Jon E. M. Jacoby(a)(c).....................  59    Director                                  1987
Risa J. Lavizzo-Mourey, M.D.(a)(d).........  42    Director                                  1995
Marilyn R. Seymann(c)(d)(e)................  54    Director                                  1995

---------------

(a) Member of the Audit Committee

(b) Member of the Compensation Committee

(c) Member of the Executive Committee

(d) Member of the Quality Management Committee

(e) Member of the Nominating Committee

     The following is a summary of the business experience of the persons who have been nominated to serve as directors of the Company.

     Beryl F. Anthony, Jr. Mr. Anthony served in Congress and was Chairman of the Democratic Congressional Campaign Committee from 1987 through 1990. In 1993, he became a partner in the law firm of Winston & Strawn.

     David R. Banks. Mr. Banks served as President from October 1979 to September 1995 and has served as Chief Executive Officer since May 1989 and Chairman of the Board since March 1990. Mr. Banks is a director of Nationwide Health Properties, Inc., Ralston Purina Company and Wellpoint Health Networks, Inc.

     James R. Greene. Mr. Greene's principal occupation has been that of a director and consultant to various U.S. and international businesses since 1986. He is a director of a number of mutual funds of Alliance Capital Management Corporation, Buck Engineering Company and Bank Leumi.

     Boyd W. Hendrickson. Mr. Hendrickson joined the Company in 1988 as a Division President. He was elected Vice President -- Marketing in May 1989, Executive Vice President -- Operations and Marketing in February 1990 and President of Beverly Health and Rehabilitation Services ("BHRS") in January 1995. In September 1995, he was elected President, Chief Operating Officer and Director.

     Edith E. Holiday. Ms. Holiday is an attorney. She served as White House Liaison for the Cabinet and all federal agencies during the Bush administration. Prior to that, Ms. Holiday served as General Counsel of the U.S. Treasury Department, as well as its Assistant Secretary of Treasury for Public Affairs and Public Liaison. She is a director of Amerada Hess Corporation, Hercules Incorporated and H.J. Heinz Company. She is also a director or trustee of various investment companies in the Franklin Templeton Group of Funds.

     Jon E. M. Jacoby. Mr. Jacoby is Executive Vice President, Chief Financial Officer and a director of Stephens Group, Inc., an energy, agricultural and investment firm. Mr. Jacoby has held the indicated positions with Stephens Group, Inc., since 1986 and, prior to that time, served as Manager of the Corporate Finance

Department and Assistant to the President of Stephens Inc. Mr. Jacoby is a director of American Classic Voyages Company, Delta and Pine Land Company Inc. and Medicus Systems, Inc.

     Risa J. Lavizzo-Mourey, M.D. Dr. Lavizzo-Mourey is Director of the Institute of Aging, Chief of the Division of Geriatric Medicine and Associate Executive Vice President for health policy at the University of Pennsylvania, Ralston-Penn Center. From 1992 to 1994, Dr. Lavizzo-Mourey was in the Senior Executive Service in the Agency for Health Care Policy and Research, U.S. Public Health Service of the Department of Health and Human Services. Dr. Lavizzo-Mourey is a director of Medicus Systems, Inc. and Nellcor Puritan Bennett.

     Marilyn R. Seymann. Ms. Seymann is President and Chief Executive Officer of M One, Inc., a management and information systems consulting firm specializing in the financial services industry. From 1990 to 1993, Ms. Seymann was Director and Vice Chairman of the Federal Housing Finance Board. Prior to that, she served as Managing Director of Andersen Asset Based Services, a unit of Arthur Andersen LLP. From 1986 to 1990, Ms. Seymann was Executive Vice President of Chase Bank of Arizona and served as President, Private Banking of Chase Trust Company from 1987 to 1990.

                COMPENSATION OF DIRECTORS AND OTHER INFORMATION
                    CONCERNING THE BOARD AND ITS COMMITTEES

     By action of the Board, at its meeting on April 11, 1996, effective June 1, 1996, compensation to directors other than Mr. Banks and Mr. Hendrickson was changed to an annual retainer of $25,000 for serving as a director plus an additional fee of $1,000 for each Board or committee meeting attended. In addition, committee chairpersons receive $1,000 for each committee meeting chaired. Mr. Banks, the current Chairman of the Board and Chief Executive Officer of the Company, and Mr. Hendrickson, the current President and Chief Operating Officer of the Company, received no additional cash compensation for serving on the Board or its committees.

     Pursuant to the Beverly Enterprises, Inc. Non-Employee Directors' Stock Option Plan, each non-employee director is automatically granted an option to purchase 2,500 shares of Common Stock on June 1 of each year, at an exercise price of 100 percent of the fair market value of such Common Stock on the respective grant dates. The options become fully exercisable one year from the grant date.

     Directors who are not employees of the Company and have served as directors for at least five years participate in the Retirement Plan for Outside Directors which is an unfunded, non-qualified retirement plan. The retirement benefit is equal to the product of (a) the director's annual retainer fee immediately preceding the director's retirement from the Board times (b) the number of years the director served on the Board up to a maximum of ten. The retirement benefit is payable in monthly installments beginning at age seventy (70), based on the years of service up to 10, until the earlier of the full payment of the benefit or the death of the retired director. This plan will be terminated, effective May 29, 1997 as part of the implementation of the Beverly Enterprises, Inc. Non-Employee Director Deferred Compensation Plan that is subject to stockholder approval as Proposal 2 and described starting on page 17.

     During 1996, there were nine meetings of the Board. Each director attended 75% or more in the aggregate of the meetings of the Board and committees on which the director served.

     The Executive Committee, which met nine times during 1996, is delegated authority to exercise all of the authority of the Board during the intervals between meetings except that authority delegated to other committees or extraordinary actions.

     The Audit Committee, which met three times during 1996, reviews and acts, or reports to the Board, with respect to various auditing and accounting matters, including the selection of the Company's independent auditors, the scope of audit procedures, the nature of services to be performed for the Company by and the fees to be paid to the independent auditors, oversight of the Company's internal audit function, the performance of the Company's independent auditors and the accounting practices of the Company.

     The Nominating Committee, which met two times during 1996, is delegated the following responsibilities: (i) identification and recommendation for nomination of candidates to stand for election to the Board and (ii) establishment of procedures for the nomination process and criteria for the selection of nominees, including stockholders' suggestions of nominees for director that are submitted in writing in compliance with the Company's by-laws. (See "Requirements, Including Deadlines, for Submissions of Proxy Proposals, Nomination of Directors, and Other Business by Stockholders", on page 19). The Nominating Committee is also responsible for administering the Board's self-evaluation.

     The Quality Management Committee, which met six times during 1996, monitors the quality of service provided by the Company and reports to the Board progress made toward reaching quality goals.

     The Compensation Committee met seven times during 1996. See the Compensation Committee Report on Executive Compensation below for a discussion of the Compensation Committee functions.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Company's Board of Directors (the Committee) is currently composed of three independent, non-employee Directors. There were four members until June 1996, when new Committee assignments were made. Three Committee members remained and one, Marilyn R. Seymann, left for another committee assignment. The Committee's overall responsibility is to ensure executive compensation policies are directly aligned with the strategic goals of the Company. The Committee approves the design of compensation programs, evaluates their effectiveness, and authorizes the adoption of new plans and strategies as warranted.

COMPENSATION PHILOSOPHY

     Our compensation philosophy and the underlying compensation programs are designed to directly support the Company's business objectives by:

     - Allowing the Company to recruit, retain and develop highly qualified executive employee talent

     - Linking individual compensation with Company and individual performance

     - Maintaining compensation levels that are competitive (targeted at the median (50th percentile) of the Competitive Market discussed below)

     - Emphasizing the variable and at-risk portion of compensation through incentive plans which properly reflect and reward both short and long-term performance

     - Promoting executive stock ownership and encouraging stock retention by executives

     The Committee evaluates each element of compensation as well as total executive compensation. The Chief Executive Officer provides input to the Committee in this regard. In addition, the Committee receives consulting advice and assistance from an independent executive compensation firm on an ongoing basis.

COMPETITIVE MARKET EVALUATION

     The Company and its Compensation Committee evaluate competitive compensation practices and levels in the marketplace by considering data from publicly available surveys published by recognized, major compensation consulting firms, as well as special studies and surveys of industry comparisons. In addition, the compensation consulting firm engaged by the Committee and the Company provided a comprehensive assessment of compensation from its executive database. This analysis included reference to companies of comparable revenues to the Company in the healthcare services industry as well as general industry. In addition, the compensation consultant conducted several private surveys of executive pay in companies that compete with the Company for management talent. All of these sources of data have been combined and median and averages calculated to establish targets for each element of compensation for Company executives for 1997 and the immediate future. The Competitive Market is the combination of all the survey data in general industry of similar revenues, health care industry with similar lines of business and companies from the proxy analysis peer group with similar revenues. In establishing competitive levels, the Company has used the 50th percentile as its target level for each element of compensation. The Committee believes that actual compensation levels for the five executive officers named in the Summary Compensation Table were at or below the 50th percentile of the Competitive Market during 1996.

BASE SALARY

     The Committee regularly reviews the base salary of corporate officers. In addition to targeting the median of the Competitive Market, the Committee also considers the level and scope of responsibility, experience, performance and internal equity. No specific weighting is assigned to each of these criteria.

     The Committee's annual salary review for corporate officers was moved from December 1996 to March 1997 in order to provide the Committee the opportunity to review 1996 performance prior to making compensation decisions.

     The base salary for Mr. Banks, Chairman of the Board and Chief Executive Officer of the Company, and other corporate officers was reviewed at the March 27, 1997 meeting of the Committee. The Compensation Committee reviewed the performance criteria it had established on April 11, 1996 to evaluate Mr. Banks' performance for 1996. The performance criteria included financial and operating objectives as well as succession planning, strategic planning and stockholder relations. Effective January 1, 1997, Mr. Banks' base salary was reinstated to $627,500, where it had been prior to the 5% salary reduction in 1996. In addition, based on the results of Mr. Banks' performance in meeting these objectives, and the comparison to the Competitive Market, his base salary was also adjusted, effective January 1, 1997, to $700,000, which represents an 11.5% increase over the reinstated level and places Mr. Banks at approximately the 50th percentile level of the Competitive Market for total compensation.

ANNUAL INCENTIVES

     The annual incentive plans are designed to provide a direct link between Company performance and individual performance over the annual performance period (calendar year). During 1996, the Company maintained two annual incentive plans; one for corporate management and one for operations management. Each plan has an initial performance threshold which must be met before potential awards become available. This initial threshold is an internal standard of the quality of service being provided by the Company to its residents. The internal standard of quality is set and approved by the Quality Management Committee of the Board.

     Once the quality threshold has been reached or exceeded, the financial criteria are then assessed for each executive based upon appropriate corporate or individual areas of responsibility. The incentive plans measure financial performance by evaluating Company earnings per share and operating margin and, in the case of individuals responsible for business units, other key operating financial measures related to the business unit.

     Each executive participating in the annual incentive plan, including all of the executive officers listed in the Summary Compensation Table, have a target and maximum annual incentive opportunity expressed as a percentage of base salary. Opportunities for participants under this plan for 1996 ranged from 25% to 100% of base salary.

     In calculating the 1996 annual incentive for the Chief Executive Officer, the Committee first ascertained that the quality performance threshold had been achieved. The Committee then determined that the Chief Executive Officer exceeded the specific performance goals established by the Committee. As a result, Mr. Banks received a bonus of $324,973, which amounted to 54.5% of base salary.

LONG-TERM INCENTIVES

     Long-term incentives are delivered through the Beverly Enterprises, Inc. 1996 Long-Term Incentive Stock Plan (the "1996 Plan"), which was approved by stockholders at the 1996 annual meeting. The

Committee believes that annual grants of stock options provide a long-term incentive for key personnel to remain with the Company and improve future Company performance. In addition, stock option grants confirm the mutuality of interests shared by the Company's management and its other stockholders with this compensation dependent upon the appreciation of the Company's Common Stock. The compensation consulting firm provides the Committee with data on granting practices of other healthcare companies to determine if the Company's grants are competitive in size and terms. Stock options are always granted at 100% of fair market value on the date of grant. During 1996, a stock option grant for 90,000 shares was provided to Mr. Banks. Option grants for the following number of shares were granted in 1996 to the following executive officers: Mr.
Hendrickson -- 65,000; Mr. Mathies -- 40,000; Dr. Renschler -- 285,000; and Mr. Wortley -- 75,000. The vesting schedule for these option grants is shown on page 12.

STOCK OWNERSHIP GUIDELINE

     In 1994, the Company introduced a stock ownership initiative for key executives and officers of the Company. The purpose of this initiative is to align executive interests with stockholders' interests and to encourage executives to retain Company shares over an extended period. Participants are required to own Company securities with a value based on a multiple of the officer's base salary. Failure to comply with this guideline may result in reduction in or suspension from participation in the Company's incentive plans. The Chief Executive Officer is required to own securities with a market value of three times his base salary. Other executives and officers are required to own Company securities with a market value ranging from one to two and a half times base salary.

$1 MILLION LIMIT ON COMPENSATION

     Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to executive officers named in the Summary Compensation Table to $1 million, unless certain requirements are met which allows for an exemption of certain compensation as performance-based.

     The Board of Directors and the Committee desire that all incentive compensation plans for executive officers be qualified as performance-based, thereby ensuring the Company will retain full tax deductibility. In 1994, the Committee approved a change in the design and operation of both the annual and long-term incentive plans, which change was then approved by the stockholders in May 1994. In 1996, stockholders approved the 1996 Long-Term Incentive Stock Plan which provides certain features designed to ensure tax deductibility of awards granted under the Plan.

OTHER MATTERS

     The Committee has worked with a compensation consulting firm in revamping the Company's compensation plans for 1996 and future years. The focus of this work was to develop pay for performance and included revised base salary ranges, annual incentive compensation opportunities, long-term incentives and the streamlining of certain employee benefits. All of this work has been accomplished with the goal of motivating management behaviors which will enhance the Company's financial and operating results, thereby leading to the potential for increased stockholder value. The work is ongoing and the Committee anticipates working with top management and the consulting firm throughout 1997 to meet this end.

                                            COMPENSATION COMMITTEE
                                            Louis W. Menk, Chairman
                                            Beryl F. Anthony, Jr.
                                            Edith E. Holiday
                                            Marilyn R. Seymann

     The Compensation Committee Report on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities and Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No Committee member had any relationship requiring disclosure under any paragraph of Item 404 of Regulation S-K.

                             EXECUTIVE COMPENSATION

     The following table sets forth information with respect to the Chief Executive Officer and the other four most highly compensated individuals in the Company as to whom the total annual salary and bonus for the year ended December 31, 1996, exceeded $100,000. All of these individuals were executive officers of the Company at December 31, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM
                                                                                             COMPENSATION
                                                                                        ----------------------
                                                                                            AWARDS PAYOUTS
                                             ANNUAL                                     ----------------------
                                          COMPENSATION         OTHER       RESTRICTED    SECURITIES
                                        -----------------      ANNUAL        STOCK       UNDERLYING     LTIP      ALL OTHER
          NAME AND             FISCAL   SALARY     BONUS    COMPENSATION     AWARDS     OPTIONS/SARS   PAYOUTS   COMPENSATION
     PRINCIPAL POSITION         YEAR      ($)       ($)         ($)        ($)(7)(8)        (#)          ($)        ($)(9)
     ------------------        ------   -------   -------   ------------   ----------   ------------   -------   ------------
David R. Banks...............   1996    597,542   324,973        None       697,500        90,000       None        20,230
Chairman of the Board and       1995    622,096      None        None          None          None       None        51,973
Chief Executive Officer         1994    539,170   173,384        None       151,711        60,000       None        51,469
Boyd W. Hendrickson..........   1996    437,971   245,314        None       581,250        65,000       None        17,973
President and Chief             1995    392,862      None        None       412,500        70,000       None        38,100
Operating Officer(1)            1994    323,502    80,912        None        70,798        30,000       None        40,646
William A. Mathies...........   1996    275,000   185,000     216,198(5)    465,000        40,000       None         8,858
Executive Vice President        1995    203,481    44,334      48,465(5)    206,250        35,000       None        19,526
and President-Beverly           1994    159,260    29,958        None        26,223        12,000       None        18,630
Health & Rehabilitation
  Services, Inc. (BHRS)(2)
C. Arnold Renschler, MD......   1996    200,481   187,500      46,995(6)    673,750       285,000       None         1,226
Executive Vice President        1995
and President-Pharmacy          1994
Corporation of America(3)
Mark D. Wortley..............   1996    258,704   171,316        None       465,000        75,000       None         8,693
Executive Vice President        1995    230,481      None        None          None          None       None        12,793
and President-Spectra           1994     65,769    24,000        None        20,996        50,000       None         3,779
Rehab Alliance, Inc.(4)

---------------

(1) Mr. Hendrickson was elected to his current position on September 29, 1995. Prior to that he was Executive Vice President and President-BHRS.

(2) Mr. Mathies was elected to his current position on September 29, 1995. Prior to that he was a Vice President -Operations of BHRS.

(3) Dr. Renschler assumed his current position on June 3, 1996.

(4) Mr. Wortley was elected to his current position on February 9, 1996. Prior to that he was a Senior Vice President and President of Spectra Rehab Alliance, Inc.

(5) Relocation costs and expenses paid to Mr. Mathies in connection with his relocation from California to Arkansas.

(6) Relocation costs and expenses paid to Dr. Renschler in connection with his relocation from Pennsylvania to Florida.

(7) Amounts shown as Restricted Stock Awards consist of the following (shown in dollars) (the Company does not currently pay dividends on its Common Stock).

                                         YEAR   MR. BANKS   MR. HENDRICKSON   MR. MATHIES   DR. RENSCHLER   MR. WORTLEY
                                         ----   ---------   ---------------   -----------   -------------   ------------
   Restricted Stock Grants               1996       None           None            None        183,750(a)        None
                                         1995       None        412,500(b)      206,250(b)                       None
                                         1994       None           None            None                          None
   Performance Shares(c)                 1996    697,500        581,250         465,000        490,000        465,000
                                         1995
                                         1994
   Award Pursuant to the Annual          1996
   Incentive Plan(d)                     1995
                                         1994     43,346         20,228           7,494                         5,995
   Award Pursuant to the Equity          1996
   Incentive Plan(e)                     1995
                                         1994    108,365         50,570          18,729                        15,001
       Total                             1996    697,500        581,250         465,000        673,750        465,000
                                         1995       None        412,500         206,250                          None
                                         1994    151,711         70,798          26,223                        20,996

---------------

    (a) The total $183,750 restricted stock award to Dr. Renschler in 1996 consists of, on June 3, 1996, at which time the closing price of the Common Stock was $12.25, a grant of 15,000 shares which vest twenty-five percent per year beginning one year from the date of the grant.

    (b) The total $412,500 restricted stock award to Mr. Hendrickson and the total $206,250 restricted stock award to Mr. Mathies in 1995 consists of, on October 2, 1995, at which time the closing price of the Common Stock was $13.75, grants of 30,000 and 15,000 shares respectively, which vest twenty-five percent per year beginning one year from the date of grant.

    (c) The total $697,500, $581,250, $465,000 and $465,000 Performance Share
        awards to Mr. Banks, Mr. Hendrickson, Mr. Mathies and Mr. Wortley consist of, on February 9, 1996, at which time the closing price of the Common Stock was $11.625, a grant of performance-based restricted stock in the following number of shares: 60,000; 50,000; 40,000; and 40,000 respectively. Performance is measured by appreciation in the price of Common Stock from December 31, 1995. To satisfy the performance restriction, the Common Stock must close at or above the performance target for at least five consecutive trading days on the New York Stock Exchange. Achievement of the performance target for any performance period is deemed to be achievement of the performance target for all prior performance periods. The percentage of shares that vest, if the performance target is met, and the performance target, are: 10% and $14.00; 20% and $16.125; 20% and $18.50; 25% and $21.375; 25% and $24.50
        for 1996, 1997, 1998, 1999 and 2000 respectively. The total $490,000
        Performance Share award to Dr. Renschler consists of, on June 3, 1996, at which time the closing price of the Common Stock was $12.25, a grant of 40,000 shares with the same performance targets and vesting schedule as set forth above.

    (d) For 1994 performance, the Annual Incentive Plan provided for the payment of 20% of the annual incentive award earned to be paid by a grant of other stock units, vesting one year from the grant date. The following number of other stock units were granted to the named Executive
        Officers: Mr. Banks -- 3,152; Mr. Hendrickson -- 1,471; Mr.
        Mathies -- 545; and Mr. Wortley -- 436.

    (e) The Equity Incentive Plan provided, for 1994 performance, the granting of phantom units, with cliff vesting four years from the grant date. The phantom units are payable, upon vesting, at an amount per unit equal to the fair market value of the Common Stock on that date, in cash, shares of Common Stock or a combination thereof at the discretion of the Compensation Committee. The following number of phantom units were granted to the named executive officers, to vest on February 14, 2000:
        Mr. Banks -- 7,881; Mr. Hendrickson -- 3,678; Mr. Mathies -- 1,362; and Mr. Wortley -- 1,091.

(8) Based on the closing price for the Common Stock of $12.75, at December 31, 1996, the number and value of aggregate restricted stock, performance shares and phantom unit holdings for the named executive officers are as follows:

                                                MR. BANKS   MR. HENDRICKSON   MR. MATHIES   DR. RENSCHLER   MR. WORTLEY
                                                ---------   ---------------   -----------   -------------   ------------
   Restricted Stock                 (Shares)        None         22,500          11,250         15,000           None
                                    (Value $)       None        286,875         143,437        191,250           None
   Performance Shares               (Units)       60,000         50,000          40,000         40,000         40,000
                                    (Value $)    765,000        637,500         510,000        510,000        510,000
   Phantom Units                    (Units)       16,274          7,571           2,436           None          1,091
                                    (Value $)    207,493         96,530          31,059           None         13,910

(9) All other compensation consists of the following:

                                         YEAR   MR. BANKS   MR. HENDRICKSON   MR. MATHIES   DR. RENSCHLER   MR. WORTLEY
                                         ----   ---------   ---------------   -----------   -------------   ------------
   Car Allowance(a)                      1996      None           None            None           None            None
                                         1995     2,019          2,019           2,019                          2,019
                                         1994     7,500          7,500           7,500                          2,192
   Matching Contribution to Employee     1996     2,340          2,340           2,340           None           2,340
   Stock Purchase Plan(b)                1995     2,340          2,340           2,340                          2,340
                                         1994     2,340          2,340           2,250                           None
   Executive Medical Plan                1996     3,834          6,659           1,347             62             887
                                         1995     6,168          9,660           4,098                          2,530
                                         1994     7,661         11,479           3,570                          1,379
   Premiums Under Executive Life         1996     1,350          1,080             177           None             216
   Insurance Plan(c)                     1995     4,753          2,607             420                            294
                                         1994     4,410          2,392             407                           None
   Regular Life Insurance Plan(d)        1996     5,648          2,187             297            626             464
                                         1995     3,410          1,483             167                            282
                                         1994     1,125            720              99                             33
   Matching Contribution to              1996     3,341          1,990             980           None           1,069
   Executive Retirement Plan(e)          1995    30,541         17,249           7,938                          2,586
                                         1994    28,258         16,040           4,629                           None
   Financial Planning                    1996      None           None            None           None            None
                                         1995      None           None            None                           None
                                         1994       175            175             175                            175
   Benefit Allowance(f)                  1996     3,717          3,717           3,717            538           3,717
                                         1995     2,742          2,742           2,544                          2,742
       Total                             1996    20,230         17,973           8,858          1,226           8,693
                                         1995    51,973         38,100          19,526                         12,793
                                         1994    51,469         40,646          18,630                          3,779

---------------

    (a) Car allowances were discontinued in 1995. Amounts previously paid were added to base salary.

    (b) The Employee Stock Purchase Plan enables all full-time employees which have completed one year of continuous service to purchase shares of Common Stock through payroll deductions of up to $300 per pay period. The Company contributes 30% of the amount of payroll deductions for the participating employee.

    (c) Effective January 1, 1996, the amount shown represents the dollar value benefit of premium payments under split dollar life insurance policies for which the Company will be reimbursed for premiums paid. In prior years, the amounts shown represented premiums on individual term life insurance policies.

    (d) Imputed income for life insurance provided under the Company's regular life insurance plan for amounts in excess of $50,000.

    (e) The Beverly Enterprises, Inc. Executive Retirement Plan, (the "Executive Retirement Plan") provides that, depending on the Company's profits, the Company will match each participant's annual contribution, based on a sliding scale relating to years of service with the Company, up to a maximum of six percent of a participant's compensation. The Executive Retirement Plan also provides that the Company will pay each participant additional compensation approximately equivalent to the tax liability such participant shall accrue as a result of the Company's contribution. During 1995 and 1994, the Company contributed 50 percent and during 1996, 5 percent of the maximum match permitted under the Executive Retirement Plan for each participant. These figures include both the employer match and the additional compensation for reimbursement of taxes.

    (f) Reimbursement for premiums paid under regular medical and dental insurance.

     The following tables set forth certain information at December 31, 1996 and for the fiscal year then ended with respect to stock options granted to and exercised by the individuals named in the Summary Compensation Table above. No stock appreciation rights have been granted and no options have been granted at an option price below fair market value on the date of the grant.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                             GRANT
                                                     INDIVIDUAL GRANTS                     DATE VALUE
                                     --------------------------------------------------    ----------
                                                      % OF
                                     NUMBER OF       TOTAL
                                     SECURITIES     OPTIONS/
                                     UNDERLYING       SARS                                   GRANT
                                      OPTIONS/     GRANTED TO    EXERCISE                     DATE
                                        SARS       EMPLOYEES     OR BASE                    PRESENT
                                      GRANTED      IN FISCAL      PRICE      EXPIRATION      VALUE
               NAME                     (#)           YEAR        ($/SH)        DATE         ($)(2)
               ----                  ----------    ----------    --------    ----------    ----------
David R. Banks.....................   90,000(1)       5.26%       12.75       12/11/06     684,900(6)
Boyd W. Hendrickson................   65,000(1)       3.80%       12.75       12/11/06     494,650(6)
William B. Mathies.................   40,000(1)       2.34%       12.75       12/11/06     304,400(6)
C. Arnold Renschler................   35,000(2)       2.04%       12.25       06/03/01     172,900(7)
                                     160,000(2)       9.35%       12.625      06/13/01     819,200(8)
                                      40,000(1)       2.34%       12.75       12/11/06     304,400(6)
                                      50,000(3)       2.92%       12.625      06/12/02     256,000(8)
Mark Wortley.......................   22,400(4)       1.31%       11.625      02/09/01      97,216(9)
                                      40,000(1)       2.34%       12.75       12/11/06     304,400(6)
                                      12,600(5)       0.74%       11.625      02/09/01      54,684(9)

---------------

(1) Nonqualified stock options granted on December 12, 1996. 25% of these options become fully exercisable one year from the grant date and 25% per year thereafter on a cumulative basis.

(2) Nonqualified stock options for 35,000 shares were granted on June 3, 1996 and nonqualified stock options for 60,000 shares were granted on June 13, 1996. 25% of these options become fully exercisable one year from the grant date and 25% per year thereafter on a cumulative basis.

(3) Nonqualified stock options granted on June 13, 1996. 10,000 shares vested on December 31, 1996. 40,000 shares are subject to performance conditions contained in the stock option agreement. 20,000 shares will vest on December 31, 1997 if the 1997 performance conditions are met and 20,000 shares will vest on December 31, 1998 if the 1998 performance conditions are met. Certain of the 1997 and all of the 1998 performance conditions will be set by the Compensation Committee at a later date.

(4) Nonqualified stock options granted on February 9, 1996. 25% of these options become fully exercisable one year from the grant date and 25% per year thereafter on a cumulative basis.

(5) Incentive stock options granted on February 9, 1996. 25% of these options become fully exercisable one year from the grant date and 25% per year thereafter on a cumulative basis.

(6) Based upon the Black-Scholes Option Valuation Model, which estimates the present dollar value of options to purchase shares of Common Stock to be $7.61 per option share. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized will be at or near the value estimated by the Black-Scholes Model. The assumptions underlying the Black-Scholes Model include: (a) an expected volatility of .3440 based on the thirty-six months prior to the grant date,
    (b) a risk-free rate of return of 6.54%, which approximates the ten year U.S. Treasury Strip Rate on the grant date, (c) no dividend on the Common Stock, and (d) a ten year period from the grant until expiration.

(7) Based upon the Black-Scholes Option Valuation Model, which estimates the present dollar value of options to purchase shares of Common Stock to be $4.94 per option share. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized will be at or near the value estimated by the Black-Scholes Model. The assumptions underlying the Black-Scholes Model include: (a) an expected volatility of .3226 based on the thirty-six months prior to the grant date, (b) a risk-free rate of return of 6.64%, which approximates the five year U.S. Treasury Strip Rate on the grant date, (c) no dividend on the Common Stock, and (d) a five year period from the grant until expiration.

(8) Based upon the Black-Scholes Option Valuation Model, which estimates the present dollar value of options to purchase shares of Common Stock to be $5.12 per option share. This analysis assumed that all performance conditions would be met for vesting. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized will be at or near the value estimated by the Black-Scholes Model. The assumptions underlying the Black-Scholes Model include: (a) an expected volatility of .3326 based on the thirty-six months prior to the grant date, (b) a risk-free rate of return of 6.79%, which approximates the five year U.S. Treasury Strip Rate on the grant date, (c) no dividend on the Common Stock, and (d) a five year period from the grant until expiration.

(9) Based upon the Black-Scholes Option Valuation Model, which estimates the present dollar value of options to purchase shares of Common Stock to be $4.34 per option share. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized will be at or near the value estimated by the Black-Scholes Model. The assumptions underlying the Black-Scholes Model include: (a) an expected volatility of .3167 based on the thirty-six months prior to the grant date,
    (b) a risk-free rate of return of 5.23%, which approximates the five year U.S. Treasury Strip Rate on the grant date, (c) no dividend on the Common Stock, and (d) a five year period from the grant until expiration.

                               PERFORMANCE GRAPH

     The following graph shows a five-year comparison of cumulative total returns for the Company, the S&P 500 Composite Index and the S & P Health Care Composite Index. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

        Measurement Period                                                S & P Healthcare
      (Fiscal Year Covered)              Company            S&P 500           Composite
1991                                              100                100                100
1992                                              146                108                 84
1993                                              149                118                 77
1994                                              162                120                 87
1995                                              120                165                137
1996                                              144                203                165

     The total cumulative return on investment (change during the year in stock price plus reinvested dividends) for each of the periods for the Company, the S&P 500 Composite Index and the S & P Healthcare Composite Index based on the stock price or the composite index on December 31, 1991.

     The performance graph and its description above shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities and Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

                                  OTHER PLANS

  Executive Stock Purchase Program

     On October 10, 1996 the Board of Directors established the Executive Stock Purchase Program whereby those officers subject to the Stock Ownership Guideline, described on page 8, could borrow, under three year loans made by City National Bank of Fort Smith and guaranteed by the Company, for the purpose of buying Common Stock in order to meet the Stock Ownership Guideline. Executives participating in the program were required to pledge the stock purchased to the Company pursuant to an Indemnification and Pledge Agreement. Messrs. Hendrickson, Mathies, Renschler, and Wortley borrowed the following amounts under the program: $182,125; $100,000; $135,620 and $203,481 respectively.

  Deferred Compensation Plan

     As of July 18, 1991, the Company amended and restated the Deferred Compensation Plan: to allow no future grants; to close and pay out accounts with balances of $10,000 or less; and to fix accounts with balances in excess of $10,000 using the closing price of the Company's Common Stock on the New York Stock Exchange on July 18, 1991, of $11.00, which was credited to participants' Special Ledger Accounts. Messrs. Banks and Hendrickson maintain accounts in the Deferred Compensation Plan which are credited with interest at a rate of 9% per annum.

  Employment Contracts and Termination of Employment and Change in Control Arrangements

     The Company adopted a severance policy, as of December 1, 1989, which provides assistance in the form of a lump sum severance payment to active, full-time, corporate or regional office employees who are permanently, involuntarily and without cause separated from all employment with the Company or its successor. Severance pay is calculated based upon an employee's base weekly pay, position and continuous past service with the Company as of the last day of the employee's active employment. David R. Banks, Boyd W. Hendrickson, William A. Mathies, C. Arnold Renschler and Mark D. Wortley would have received $323,077, $192,308, $150,000, $59,385 and $105,192, respectively, if they were entitled to a severance payment as of January 1, 1997.

     Effective December 8, 1995, the Company entered into Change in Control Severance Agreements that provide for payments to be made to the Executive Vice Presidents of the Company (including Messrs. Mathies and Wortley) (the "Severance Agreements"). The Severance Agreements have an initial term of three years, with an automatic extension of one additional day for each day beyond December 8, 1995 that the Executive Vice President (the "Executive") remains employed by the Company until such time as the Company elects to cease such extension by written notice, thereby setting the term to end three years from the written notice. The Severance Agreements provide for specified severance benefits in the event of a change of control and (i) termination of employment of the Executive by the Company without cause or by the Executive for good reason (which includes material reduction in duties or authority, reduction in compensation or benefits, or a relocation of employment from Fort Smith) during a period of two years following the change in control or (ii) termination of employment initiated by the Executive without good cause during the 31 day period commencing on the first day of the 13th month following the change in control.

     For purposes of the Severance Agreements, a change in control shall be deemed to have taken place if: (i) any person, corporation, or other entity or group, including any "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, other than any employee benefit plan then maintained by the Company, becomes the beneficial owner of shares of the Company's Common Stock having 30 percent or more of the total number of votes that may be cast for the election of directors of the Company; (ii) as the result of, or in connection with, any contested election for the Board of Directors of the Company, or any tender or exchange offer, merger or other business combination or sale of assets, or any combination of the foregoing (a "Transaction"), the persons who were directors before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company or its assets, or (iii) at any time (a) the Company shall consolidate with, or merge with, any other Person and the Company shall not be the continuing or surviving corporation, (b) any Person shall consolidate with, or merge with, the Company, and the Company shall be the continuing or surviving corporation and in connection therewith, all or part of the outstanding Common Stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property, (c) the Company shall be a party to a statutory share exchange with any other Person after which the Company is a subsidiary of any other Person, or (d) the Company shall sell or otherwise transfer 50% or more of the assets or earning power of the Company and its subsidiaries (taken as a whole) to any Person or Persons.

     The severance benefit under the Severance Agreements includes (i) a lump sum payment equal to three times the sum of (a) the Executive's base salary and
(b) the Executive's target bonus under the Company's Annual Incentive Plan, with
(a) and (b) to be determined at either the termination of employment or the change in control so as to produce the greater payment; (ii) vesting of all options, restricted stock, phantom units, and other awards granted to Executive which have not otherwise vested; (iii) continuation, for a period of three years following termination of employment, of participation in the Company's Medical Plan, Executive Medical Reimbursement Plan, and Dental Plan; (iv) relocation to the next base of full-time employment, if commenced within three years of termination of employment, in accordance with the

Company's general relocation policy for executives; (v) a matching contribution to the Company's Executive Retirement Plan for the plan year in which the termination of employment occurs; and (vi) for two years following termination of employment, disability insurance benefits equivalent to the benefits the Executive would have received had he or she remained employed by the Company.

     The Severance Agreements include a provision for a gross-up payment if, in the opinion of a Big 6 accounting firm or if so alleged by the Internal Revenue Service, the aggregate severance benefit described above would cause the payment of any part of such benefit to constitute an "excess parachute payment" as defined in Section 280G(b) of the Internal Revenue Code. The amount of the gross-up payment will be equal to the amount necessary to cause the net amount retained by the Executive, after deduction of any (a) excise tax on the severance benefit, (b) income tax on the gross-up payment, and (c) excise tax on the gross-up payment, to be equal to the aggregate remuneration the Executive would have received, as if Sections 280G and 4999 of the Internal Revenue Code had not been enacted into law.

     Effective December 8, 1995, the Company entered into employment contracts (each an "Employment Contract" and collectively the "Employment Contracts") with Mr. Banks and Mr. Hendrickson (collectively the "Senior Executives"). The Employment Contracts have an initial term of three years, with an automatic extension of one additional day for each day beyond December 8, 1995 that each of the respective Senior Executives remains employed by the Company until such time as the Company elects to cease such extension by giving written notice thereby setting the term to end three years from the written notice. The Employment Contracts provide the Senior Executives with: (i) a stated minimum base salary per annum through a specified date, and thereafter at any such greater rate as is determined by the Committee (the stated minimum base salary per annum for Messrs. Banks and Hendrickson is $627,500 and $450,000 respectively; (ii) participation in all benefit plans; and (iii) an annual cash bonus pursuant to the Company's Annual Incentive Plan.

     The Employment Contracts provide severance benefits in the event of a change in control (including gross-up payments) on substantially the same terms and conditions as set forth above with respect to the Severance Agreements except that the Senior Executives may claim the relocation benefit without commencing full-time employment. In addition Mr. Banks' Employment Contract provides that the Company will provide office space to Mr. Banks for a period of the lesser of three years or the date he commences full-time employment.

     In addition to severance benefits in the event of a change in control, the Employment Contracts provide for severance benefits to the Senior Executives during their term if there is a termination of employment initiated by (i) the Company without cause or (ii) by the Senior Executive for good reason. In this event, the severance benefit includes: (a) a lump sum payment equal to one times the sum of the Senior Executive's (1) base salary and (2) target bonus or actual bonus for the previous year, if higher; (b) vesting of all unvested equity-based compensation; (c) continuation, for at least two years from termination of employment, of participation in the Company's Medical Plan, Executive Medical Reimbursement Plan, and Dental Plan; (d) relocation benefits as described above; and (e) a matching contribution to the Company's Executive Retirement Plan for the plan year in which the termination of employment occurs.

     Effective June 3, 1996 the Company entered into an employment contract with Dr. Renschler (as amended by the Employment Contract Addendum and Amendment to Employment Contract, the "Renschler Agreement"). The Renschler Agreement contains the same terms as the Employment Contract with Mr. Hendrickson with the following exceptions: (i) the minimum base salary is $375,000; (ii) a guaranteed bonus for 1996 performance of no less than 50% of base salary; (iii) a payment of $400,000 in quarterly installments of $100,000 each beginning in June 1996 to reimburse Dr. Renschler for lost benefits; (iv) the Company agreed to be a co-signer on a note for $1,200,000 to enable Dr. Renschler to exercise options from his former employer; (v) the definition of "Change of Control" was amended to include the sale by the Company of at least 80 percent of the capital stock of Pharmacy Corporation of America to a person other than the Company or any direct or indirect affiliate and (vi) various provisions relating to Dr. Renschler's participation in various Company stock-based compensation and other benefit plans.

     A trust has been established with Chemical Bank to fund certain benefits payable pursuant to certain employee benefit plans, including the Severance Agreements, the Employment Contracts and the Renschler Agreement in the event of termination of employment after a change in control of the Company. Immediately prior to a change in control of the Company, the Company is required to make a deposit to the trust in an amount equal to the excess of the maximum amount potentially payable under the plans to all participants over the current value of the trust assets. The trust is revocable by the Company until a change in control. The trust assets are subject to the claims of general creditors of the Company in the event of the Company's insolvency.

     The Board of Directors believes that the Severance Agreements, the Employment Contracts and the Renschler Agreement will encourage the commitment and availability of its key management employees in the face of potentially disruptive and distracting circumstances that may arise in the event of an attempted or actual change in control or an unsolicited takeover of the Company. In any such event, such key management employees will be able to analyze and evaluate proposals objectively with a view to the best interest of the Company and its stockholders. The Severance Agreements, the Employment Contracts and the Renschler Agreement, however, may have the incidental effect of discouraging takeovers and protecting employees from removal, since the agreements increase the cost that would be incurred by an acquiror seeking to replace current management.

                        COMPLIANCE WITH SECTION 16(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

     The Company's officers and directors are required to file initial reports of ownership and reports of change in ownership with the Securities and Exchange Commission (SEC). Officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on information provided to the Company by individual officers and directors, the Company believes that during 1996 its officers and directors have timely complied with all filing requirements applicable to them except that during 1996, Neil Gulsvig, an officer of a subsidiary; T. Jerald Moore, an Executive Vice President and Dr. Risa Lavizzo-Mourey, a director, were late in reporting one transaction each.

                CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS

     Jon E.M. Jacoby, a director, serves as Executive Vice President, Chief Financial Officer and director of Stephens Group, Inc. For the year ended December 31, 1996, the Company paid to Stephens Group, Inc. or its affiliates, approximately $880,113 for investment banking and brokerage services.

            PROPOSAL 2 -- APPROVAL OF THE BEVERLY ENTERPRISES, INC.
                NON-EMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN

     The following description of the Beverly Enterprises, Inc. Non-Employee Director Deferred Compensation Plan (the "Plan") is qualified in its entirety by reference to the Plan, a copy of which is attached as Exhibit "A" to this Proxy Statement.

     The purpose of the Plan is to provide outside directors with the opportunity to receive awards equivalent to shares of Common Stock (referred to as "deferred share units") and to defer receipt of compensation for services rendered to the Company. It is intended that the Plan shall aid the Company in retaining and attracting non-employee directors whose abilities, experience and judgment can contribute to the continued progress of the Company. Further, the Plan is intended to more closely align directors with stockholders through compensation awards equivalent to shares of Common Stock.

     There are three types of contributions available under the Plan. First, directors will be able to defer all or part of retainer and meeting fees to a pre-tax deferred compensation account with two investment options. The first investment option will be a cash account which is credited with interest (at a variable interest rate equal to the prime interest rate as established by a major New York bank), and the second investment option will be a deferred share unit account, with each unit having a value equivalent to one share of Common Stock. A director's deferred share unit account will fluctuate in value as if it had been invested in Common Stock, however the Plan is not actually funded and amounts deferred under the Plan will not necessarily be invested in the Common Stock. It is possible for the value of a director's account to decrease in value as a result of this deemed investment if the value of the Common Stock decreases.

     The second type of contribution is a Company matching contribution. The Company will match 25% of the amount that is deferred, but only to the extent the director elects to credit his deferral into the deferred share unit account.

     Third, in connection with the termination of the current retirement plan for non-employee directors, which is discussed on page 5 (the "Terminated Plan") and in order to replace lost benefits under the Terminated Plan, directors will receive a grant of 500 deferred share units each year under the Plan. Both the Company matching contribution and the annual 500 deferred share unit grant will be automatically credited to the deferred share unit account.

     Directors are at all times 100% vested in their accounts. Distributions will commence upon retirement, termination, death, or disability. Earlier payments are available only if approved by the full Board of Directors (which administers the Plan), in the event of an unforeseeable emergency resulting in an extreme financial hardship. Payment will be in the form of a single lump sum or installment of up to ten years, as elected by each director. Distributions will be made in shares of Common Stock. However, with prior Board approval, a director may elect to be paid out of cash instead.

     The right of a Director or his or her beneficiary to receive a distribution under the Plan is an unsecured claim against the general assets of the Company. The Company may (but is not required to) informally "fund" some or all of the Plan liabilities through a so-called "rabbi trust" or grantor trust, but neither a director nor any beneficiary shall have any rights in or against any specific assets of the Company. The Plan will become effective May 29, 1997, subject to approval by the stockholders. Failure to obtain stockholder approval shall void the Plan.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company recommends a vote FOR the proposal to approve the Beverly Enterprises, Inc. Non-Employee Director Deferred Compensation Plan. Proxies received by the Board of Directors will be so voted unless stockholders specify a contrary choice in the proxies.

                       PROPOSAL 3 -- STOCKHOLDER PROPOSAL

     Edward S. George, 89 Corning Hill, Glenmont, New York 12077, owner of 1,346 shares of Beverly Enterprises, Inc. common stock, held in street name of Brown & Co., has advised the Company that it is his intention to present the following resolution for consideration and action by stockholders at the 1997 Annual
Meeting:

          Whereas the dividend is the first casualty in any economic downturn and the stockholder is the first casualty and the last to benefit from an upturn, be it

          Resolved: That when a dividend is cut, it is recommended that no salaries will be increased or any stock options allowed to executives or directors until the dividend is restored to its original amount before the cut.

          The bullet must be large enough to enable the executives and directors as well as the stockholders to get their teeth on it.

          The administration will maintain that the increases in salary and stock options are necessary to attract and hold good people. This cliche belongs with the one "The check is in the mail", the New York State Legislature and certain elected officials to justify an increase in their salaries, and "I'm from the government and I'm here to help."

MANAGEMENTS COMMENT

     Proposal 3 seeks to limit the Company's ability to increase salaries and grant stock options to its executive officers and directors in circumstances where its dividends are reduced. The Company believes this limitation is inappropriate for several reasons. First, it is in the best interest of the Company and its shareholders to link executive compensation to performance as described in greater detail in the Compensation Committee Report under the heading COMPENSATION PHILOSOPHY (at page 6). Adopting a compensation program which is tied solely to dividend rates could fail to recognize significant individual performance by the Company's executives. Secondly, the Company believes that the determination of executive compensation should not be arbitrarily limited to a single factor such as dividends but rather that the Company should be able to base its compensation decisions on a mix of factors, the goal of which is to provide a competitive compensation program that will benefit the Company and all its stockholders by allowing it to recruit and retain qualified talent. Finally, decisions concerning the payment or level of dividends are appropriately based on considerations relating to the Company's need for capital, which does not necessarily have a direct relationship to the Company's current performance. Compensation, on the other hand, should be tied closely to performance and therefore should not be tied to dividend policies. The Company's dividend policy will continue to be determined by the Board based on a mix of factors including capital investment needs for future performance improvements and the expected returns to stockholders from such capital investments.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company recommends a vote AGAINST Proposal 3. Proxies received by the Board of Directors will be so voted unless stockholders specify a contrary choice.

                           PROPOSAL 4 -- RATIFICATION
                     OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board has selected Ernst & Young LLP as auditors for the Company for the year ending December 31, 1997, subject to the ratification by stockholders. Ernst & Young LLP audited the Company's consolidated financial statements for the year ended December 31, 1996, and together with its predecessor, Arthur Young & Company, has been the Company's auditors since 1965.

     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions from stockholders at the Annual Meeting.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors recommends a vote FOR the proposal to ratify the appointment of Ernst & Young LLP as independent auditors for 1997. Proxies received by the Board of Directors will be so voted unless stockholders specify a contrary choice.

     REQUIREMENTS, INCLUDING DEADLINES FOR SUBMISSIONS OF PROXY PROPOSALS, NOMINATION OF DIRECTORS, AND OTHER BUSINESS BY STOCKHOLDERS

     Under the rules of the Securities and Exchange Commission, the date by which proposals of stockholders intended to be presented at the 1998 annual meeting must be received by the Company for inclusion in its proxy statement and form of proxy relating to that meeting is December 30, 1997.

     Under the By-Laws, certain procedures are provided which a stockholder must follow to nominate persons for election as directors or to introduce an item of business at the annual meeting. These procedures provide, generally, that stockholders desiring to make nominations for directors, and/or bring a proper subject of business before the meeting, must do so by written notice timely received not less than seventy-five (75) days prior to such meeting by the Secretary of the Company containing the name and address of the stockholder, and a representation that the stockholder is a holder of record and intends to appear in person or by proxy at the meeting. If the notice relates to a nomination for director, it must also set forth the name and address of any nominee(s), all arrangements or understandings between the stockholder and each nominee, and any other person(s) naming such person(s) pursuant to which the nomination(s) are to be made, such other information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated by the Board, and the consent of each nominee to serve. Notice of an item of business shall include a brief description of the proposed business, the reasons for conducting such business at the annual meeting, and any material interest of the stockholder in such business.

     The Chairman of the annual meeting may refuse to allow the transaction of any business not presented, or to acknowledge the nomination of any person not made, in compliance with the foregoing procedures.

     Stockholders were advised by a press release on June 13, 1996 that the Annual Meeting would be held on May 29, 1997. It is currently expected that the 1998 annual meeting will be held on or about May 21, 1998, in which event any advance notice of nominations for directors and items of business (other than the proposals intended to be included in the proxy statement and form of proxy, which is noted above, must be received by December 30, 1997) must be given by stockholders by March 7, 1998. The Company does, however, retain the right to change this date as it, in its sole discretion, may determine. Notice of any change will be furnished to stockholders prior to the expiration of the seventy-five day advance notice period referred to above.

                            EXPENSES OF SOLICITATION

     The total cost of this solicitation will be borne by the Company. In addition to use of the mails, proxies may be solicited by directors, officers and regular employees of the Company personally and by telephone or facsimile. The Company may reimburse persons holding shares in their own names, or in the names of the nominees, for expenses such persons incur in obtaining instructions from beneficial owners of such shares. The Company has also engaged Georgeson & Company Inc. to solicit proxies for a fee not to exceed $8,500, plus $6.00 per call to individual stockholders or NOBO's if assigned, plus out-of-pocket expenses.

                                 OTHER MATTERS

     The Board of Directors knows of no other business to be presented at the Annual Meeting, but if other matters do properly come before the Annual Meeting, it is intended that the persons named in the proxy will vote on said matters in accordance with their best judgment.

                                            ROBERT W. POMMERVILLE
                                            Secretary

April 29, 1997
Fort Smith, Arkansas

                                                                       EXHIBIT A

                           BEVERLY ENTERPRISES, INC.
                             NON-EMPLOYEE DIRECTOR
                                    DEFERRED
                               COMPENSATION PLAN

                            (EFFECTIVE MAY 29, 1997)

                                   * * * * *

     SECTION 1. Purpose. The purpose of the Plan is for the Company to provide Directors of the Company with an opportunity to receive awards equivalent to Company Stock (referred to as "Deferred Share Units") and defer receipt of compensation for services rendered to the Company in the form of annual retainer and meeting fees. It is intended that the Plan shall aid the Company in retaining and attracting Directors whose abilities, experience and judgment can contribute to the continued progress of the Company.

     SECTION 2. Definitions. (a) "Beneficiary" means the person or persons (including legal entities) who have been designated in accordance with Section 18 hereof to receive benefits under this Plan following a Director's death.

     (b) "Board" means the Board of Directors of the Company.

     (c) "Company Matching Contribution" means the Deferred Share Units credited to the Deferred Share Unit Account pursuant to Section 8(b).

     (d) "Company" means Beverly Enterprises, Inc.

     (e) "Compensation" means a Director's Meeting Fees and Retainer.

     (f) "Date of Crediting" means, with respect to any compensation deferred pursuant to the Plan, the first business day of the month following the date when such compensation would otherwise be paid to a Director.

     (g) "Deferred Compensation" means all or any part of any cash, or other consideration to be paid to a Director by the Company as Director's fees or retainers that are subject to an elective deferral under Section 7.

     (h) "Deferral Account" means the bookkeeping account established for a Director under the Plan and to which Deferred Compensation amounts, Company Matching Contributions and annual grants of Deferred Share Units with respect to such Director are credited from time to time, as adjusted from time to time as provided in the Plan. The Deferral Account may be credited with Deferred Share Units (a "Deferred Share Unit Account") as defined in Section 8 or may be credited with the Variable Interest Option (a "Deferred Cash Account") as defined in Section 9.

     (i) "Deferred Compensation Election Form" means the form pursuant to which Directors elect to become participants in the Plan and defer Compensation thereunder, in such form as the Board determines from time to time in its sole discretion.

     (j) "Deferred Share Unit" means a bookkeeping entry having a unit of value equal to one (1) share of Stock as set forth in Section 8 of the Plan.

     (k) "Director" means any non-employee member of the Board of Directors of the Company.

     (l) "Disability" means the inability of a Director, as determined by the Board in its sole discretion, substantially to perform such Director's regular duties and responsibilities due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of three (3) consecutive months.

     (m) "Fair Market Value" means the closing sales price of the Stock for such day, or if no such sale is made on such day, the average of the closing bid and asked prices of the Stock for such day, in each case as officially reported on the New York Stock Exchange (or, if the Stock is not then listed or admitted to trading on the New York Stock Exchange, the principal national stock exchange or stock market on which the Stock is then listed or admitted to trading.)

     (n) "Meeting Fees" means Compensation paid by the Company to Directors for attendance at Board and committee meetings as well as fees paid for a telephonic Board or committee meeting.

     (o) "Plan" means the Beverly Enterprises, Inc. Non-Employee Director Deferred Compensation Plan, as set forth herein and as amended from time to time.

     (p) "Plan Year" means the calendar year.

     (q) "Retainer" means the annual fixed payment awarded by the Company to a Director for services on the Board.

     (r) "Stock" means the common stock of the Company, par value $.10 per share.

     (s) "Unforeseeable Emergency" means a severe financial hardship to the Director resulting from a sudden and unexpected illness or accident of the Director, loss of the Director's property due to casualty, or other similar extraordinary unforeseeable circumstances arising as a result of events beyond the control of the Director. The circumstances that will constitute an "Unforeseeable Emergency" would depend on the facts of each case, but, in any case, payment may not be made in the event that such hardship is or may be relieved:

     (1) through reimbursement or compensation by insurance or otherwise, or

     (2) by liquidation of the Director's assets, to the extent that liquidation of such assets would not itself cause severe financial hardship.

     SECTION 3. Eligibility. Individuals eligible to participate in the Plan shall be limited solely to the Directors of the Company.

     SECTION 4. Administration. (a) The Plan shall be administered by the Board. The Board has complete fiduciary discretion and authority to construe and interpret the Plan; promulgate, amend and rescind rules and regulations relating to the implementation, administration and maintenance of the Plan; decide all questions of eligibility and benefits (including underlying factual determinations); and adjudicate all claims and appeals. The Board may designate persons other than members of the Board to carry out the day-to-day ministerial administration of the Plan under such conditions and limitations as it may prescribe; provided, however, the Board shall not delegate its authority to the extent that actual Board action may be required under Section 16 of the Securities Exchange Act of 1934 or other applicable law. Any action by the Board in connection with the construction, interpretation, administration, implementation or maintenance of the Plan shall be final, conclusive and binding upon all Directors and any person(s) claiming under or through any Directors.

     (b) The Company will indemnify and hold harmless the Board and each member thereof against any cost or expense (including, without limitation, attorney's fees) or liability (including, without limitation, any sum paid in settlement of a claim with the approval of the Company) arising out of any act in connection with administration of the Plan, or omission to so act, except in the case of willful gross misconduct or gross negligence.

     SECTION 5. Annual Deferred Share Unit Grants. 500 Deferred Share Units shall be credited by the Company to each Director as of May 29, 1997. Beginning with the year 1998 and each year thereafter, each Director will receive a grant of 500 Deferred Share Units, credited as of the last day of the Stock's active trading in the month of January of the respective Plan Year. The awards will be credited to the Director's Deferred Share Unit Account.

     SECTION 6. Payment of Deferral Accounts. The balance in the Deferral Accounts shall be paid to a Director , or, in the case of any Director's death prior to retirement from the Board, the Director's designated Beneficiary(ies), in stock (or, with Board approval, in cash) in either a) one (1) lump sum or, b) over a period of two (2) to ten (10) years commencing as soon as it is administratively feasible the month after the Director's retirement, death or disability pursuant to the Director's advanced written election received at least twenty four (24) months prior to said retirement, death or disability. Such election of distribution method shall be made at the time of deferral and may be changed at any time with Board approval prior to the Director's, retirement, death or disability as long as it is made at least twenty four (24) months prior to the Director's retirement, death or disability.

     SECTION 7. Participation: Elective Deferrals. (a) To elect to participate in the Plan for a particular Plan Year, a Director must execute a Deferred Compensation Election Form and file such form with the Board (or its designee) before the commencement of such Plan Year. To participate in the Plan during the year in which the Plan is first implemented, the Director must make an election to defer Compensation for services to be performed subsequent to the election within 30 days after the effective date of the Plan. To participate in the Plan during the first year in which a Director becomes eligible to participate in the Plan, the new Director must make an election to defer Compensation for services to be performed subsequent to the election within 30 days after the date the new Director becomes eligible. Such election shall:

          (i) contain a statement that the Director elects to defer a portion of the Director's Compensation (up to 100% thereof, in increments of 25%) for a specified Plan Year that becomes payable to the Director after the filing of such election;

          (ii) apply only to the Compensation otherwise payable to the Director during the Plan Year for which such election is made; and

          (iii) be irrevocable with respect to the Plan Year to which it applies. The Director may elect to have the Deferred Compensation credited to the Deferred Share Unit Account, the Deferred Cash Account or any combination thereof. Any such investment election shall be irrevocable for the Deferred Compensation or other contribution to which it relates. Upon receipt of a Director's Deferred Compensation Election Form, the Company shall establish as an accounting entry an individual Deferral Account for such Director and such Director shall become a participant under the Plan.

     SECTION 8. Deferred Share Unit Account; Matching Contributions. (a) "Deferred Share Unit" -- Upon initial participation in the Plan, a "Deferred Share Unit Account" shall be established in the Director's name. Deferred Share Units and fractions thereof shall be credited to such Deferred Share Unit Account in an amount determined by dividing the amount of Compensation to be deferred into such account by the Fair Market Value on the Date of Crediting. Upon the occurrence of any stock split, stock dividend, combination or reclassification with respect to any outstanding series or class of stock, or consolidation, merger or sale of all or substantially all of the assets of the Company, the number of Deferred Share Units in each Deferred Share Unit Account shall, to the extent deemed appropriate by the Board, be adjusted accordingly.

     (b) "Company Matching Contributions" -- Upon a deferral of Deferred Compensation into the Deferred Share Unit Account (but not the Deferred Cash Account) and the associated crediting of Deferred Share Units, the Company shall credit each such Deferred Share Unit Account, as of the same Date of Crediting, with an additional number of Deferred Share Units equal to 25% of the number of Deferred Share Units credited by virtue of such Deferred Compensation. Such additionally credited Deferred Share Units, and all dividend equivalents associated therewith, are hereinafter referred to as "Company Matching Deferrals". No Company Matching Contributions shall be made with respect to the Annual Deferred Share Unit grant described in Section 5.

     (c) "Dividend Equivalents" -- To the extent dividends on any outstanding Stock are paid, dividend equivalents and fractions thereof shall be calculated with respect to balances of such Deferred Share Units in any Deferred Share Unit Account, converted to additional equivalents of such Stock and credited to the appropriate Deferred Share Unit Account as of the dividend payment dates. The number of Deferred Share Units to be credited as of each such date shall be determined by dividing the amount of the dividend equivalent by the Fair Market Value on the dividend payment date. The Director's Deferred Share Unit Account shall continue to earn such dividend equivalents until fully distributed.

     SECTION 9. Deferred Cash Account. (a) "Interest Equivalents" -- Upon approval of a deferral under the variable interest option, a "Deferred Cash Account" shall be established in the Director's name. The amount of Compensation being deferred under this option will be credited to this account as of the Date of

Crediting. Interest equivalents on amounts deferred under this option shall be calculated annually as of December 31 of each year. Such equivalents shall be based on the prime rate, as established by a major New York bank, in effect on the first business day of the year (and shall be calculated, with respect to amounts credited prior to such year, for the entire year, or with respect to amounts credited during such year, for the number of days from the Date of Crediting). At distribution, interest equivalents shall be similarly calculated on amounts in the Deferred Cash Account based on prime rates from the preceding January 1, or, if later, the Date of Crediting, through the date prior to the date of distribution, and added to the total to be distributed. The crediting of interest equivalents to the Director's Deferred Cash Account shall continue until the balance in such account is fully distributed. Notwithstanding anything to the contrary in this Section 9(a), all payments will be made in accordance with Section 6.

     (b) "Time of Crediting" -- The interest equivalents calculated each December 31 shall be credited to a Director's Deferred Cash Account as of January 1 of the next year.

     SECTION 10. Transfer of Liabilities of Retirement Plan for Directors. Effective May 29, 1997, The Retirement Plan for Non-Employee Directors ("Retirement Plan") shall be terminated and Directors shall be credited with an amount equal to the present value of retirement benefits accrued by them as of that date under the Retirement Plan, with such present value to be determined based on the assumptions that each Director will retire on his or her 70th birthday or, if greater, at the age attained as of May 29, 1997. Amounts shall be converted, as of May 29, 1997, into Deferred Share Units and credited on that date to each Director's Deferred Share Unit Account. No Company Matching Contributions shall be credited in connection with these amounts.

     SECTION 11. Distribution in Cases of Hardship. The Board in its sole discretion may make distributions to a Director from the balances in such Director's Deferral Account upon a showing by such Director that an Unforeseeable Emergency has occurred. Such distributions shall be limited to the amount shown to be necessary to meet the Unforeseeable Emergency.

     SECTION 12. Amendment. The Plan may be amended, modified or terminated at any time, for any reason, without notice, by the Board except that no such amendment, modification or termination shall have a material adverse effect on the accrued balance of any Director's Deferral Account as of the effective date of any such amendment,modification or termination (without the consent of the Director (or, if the Director is deceased, his or her beneficiary(ies))).

     SECTION 13. Company's Obligations Unfunded. All benefits due a Director or a Beneficiary under this Plan are unfunded and unsecured and are payable solely out of the general funds of the Company. The Company, in its sole and absolute discretion, may establish a "grantor trust" for the payment of benefits and obligations hereunder, the assets of which shall be at all times subject to the claims of creditors of the Company as provided for in such trust, provided that such trust does not alter the characterization of the Plan as an "unfunded plan" for purposes of the Internal Revenue Code. Such trust shall make distributions in accordance with the terms of the Plan.

     SECTION 14. Stock Subject to the Plan. Pursuant to the payment option available under the Plan as specified in Section 6, the Company has the right to reserve the appropriate number of shares as may be necessary to fund distributions hereunder. The shares to be delivered under the Plan may consist of authorized but unissued Stock or Stock reacquired by the Company, including shares purchased in the open market.

     SECTION 15. Restrictions on Alienation. No amount deferred or credited to any account under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, levy or charge. Any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, levy or charge the same shall be void; nor shall any amount be in any manner subject to any claims for the debts, contracts, liabilities, engagements or torts of the Director (or the Director's beneficiary or personal representative) entitled to such benefit. No Director shall be entitled to borrow at any time any portion of the Director's account balances under the Plan.

     SECTION 16. Withholding. There shall be deducted from all payments under the Plan the amount of any taxes required to be withheld by any Federal, state or local taxing authority. The Directors, their beneficiaries and personal representatives shall bear any and all Federal, foreign, state or local income or any other tax imposed on amounts paid under the Plan.

     SECTION 17. Directors Bound by Terms of the Plan. By electing to become a Director, each Director shall be deemed conclusively to have accepted and consented to all terms of the Plan and all actions or decisions made by the Company with regard to the Plan. Such terms and consent shall also apply to and be binding upon the beneficiaries, personal representatives and other successors in interest of each Director. Each Director shall receive a copy of the Plan.

     SECTION 18. Designation of Beneficiary(ies). Each Director under the Plan may designate a beneficiary or beneficiaries to receive any payment which under the terms of the Plan becomes payable on, after or as a result of the Director's death. At any time, and from time to time, any such designation may be changed or canceled by the Director without the consent of any such beneficiary. Any such designation, change or cancellation must be on a form provided for that purpose by the Board and shall not be effective until received by the Board. If no beneficiary has been designated by a deceased Director, the beneficiary shall be the Director's estate. If the Director designates more than one beneficiary, any payments under the Plan to such beneficiaries shall be made in equal allocations unless the Director has expressly designated otherwise, in which case the payments shall be made in the allocations designated by the Director.

     SECTION 19. Severability of Provisions. In the event any provision of the Plan would serve to invalidate the Plan, that provision shall be deemed to be null and void, and the Plan shall be construed as if it did not contain the particular provision that would make it invalid. The Plan shall be binding upon and inure to the benefit of (a) the Company and its respective successors and assigns, and (b) each Director, his or her designees and estate. Nothing in the Plan shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation, or engaging in any other corporate transaction.

     SECTION 20. Governing Laws and Interpretation. The Plan shall be construed and enforced in accordance with, and the rights of the parties hereto shall be governed by, the laws of the State of Delaware. This Plan shall not be interpreted as either an employment or trust agreement.

     SECTION 21. ARBITRATION. Except as otherwise provided in this Plan, any controversy between the parties arising out of this Plan shall be submitted to the American Arbitration Association under its Commercial Arbitration Rules for binding arbitration. The arbitration shall be held in Fort Smith, Arkansas or such other location where the Company may have its corporate headquarters, using a single arbitrator. The costs of the arbitration, including any American Arbitration Association administration fee, the arbitrator's fee, and costs for the use of facilities during the hearings, shall be borne equally by the parties to the arbitration. Each side shall bear its own attorney fees. The arbitrator shall not have any power to alter, amend, modify or change any of the terms of this Plan nor to grant punitive, special, extracontractual or consequential damages or any other remedy which is either prohibited by the terms of this Plan, or not available in a court of law. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

     SECTION 22. Effective Date of the Plan. The Plan shall be effective as of May 29, 1997 upon its adoption by the Company and approval by the stockholders of the Company.

     IN WITNESS WHEREOF, the Plan is hereby adopted by the Company on this
       day of             , 1997.

                                            BEVERLY ENTERPRISES, INC.

                                            By:
                                            ------------------------------------

                                            Title:
                                            ------------------------------------

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YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF PROPOSALS 2 AND 4 AND
A VOTE AGAINST PROPOSAL 3.
1.  ELECTION OF DIRECTORS:  FOR all nominees   [ ]        WITHHOLD AUTHORITY to vote      [ ]          *EXCEPTIONS     [ ]
                            listed below                  for all nominees listed below

Nominees:  Beryl F. Anthony, Jr., David R. Banks, James R. Greene, Boyd W. Hendrickson, Edith E. Holiday, Jon E.M. Jacoby, Risa J.
           Lavizzo-Mourcy, M.D., and Marilyn R. Seymann.

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN
THE SPACE PROVIDED BELOW.)

*Exceptions
           ------------------------------------------------------------------------------------------------------------------------
If any nominee named above declines or is unable to serve as a director, the persons named as proxies, and each of them shall have full discretion to vote for any other person who may be nominated.

2.  Beverly Enterprises, Inc. Non-Employee Director Deferred          3.  Stockholder Proposal Concerning Executive Compensation.
    Compensation Plan.

    FOR  [ ]          AGAINST  [ ]           ABSTAIN  [ ]                 FOR  [ ]          AGAINST  [ ]           ABSTAIN  [ ]

4.  Appointment of Ernst & Young LLP as Independent Auditors          Please sign, date and return today in the enclosed envelope.
    for 1997.                                                         This Proxy will not be used if you attend the meeting in
                                                                      person and so request.
    FOR  [ ]          AGAINST  [ ]           ABSTAIN  [ ]
                                                                                                   Change of Address and   [ ]
                                                                                                   or Comments Mark Here

                                                                       NOTE: Please sign exactly as name appears on this Proxy. When shares are held by joint tenants, both should sign. When
                                                                       signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other
                                                                       authorized officer. If a partnership, please sign in
                                                                       partnership name by authorized person.

                                                                       DATED:                                               , 1997
                                                                             ----------------------------------------------

                                                                       -----------------------------------------------------------

                                                                       -----------------------------------------------------------
                                                                                      Signature of Stockholder(s)

                                                                       VOTES MUST BE INDICATED      [ ]
PLEASE DATE, SIGN AND RETURN PROMPTLY IN THE ACCOMPANYING ENVELOPE.    (X) IN BLACK OR BLUE INK.
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                              BEVERLY ENTERPRISES

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints David R. Banks, Boyd W. Hendrickson and Robert W. Pommerville, each of them, as proxies, each with the power to appoint his substitute, to represent and to vote as designated below, all the shares of common stock of Beverly Enterprises, Inc. held of record by the undersigned on March 31, 1997 at the Annual Meeting of Stockholders to be held on May 29, 1997 and any and all adjournment or postponements thereof.

     In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any and all adjournments or postponements thereof. This Proxy when properly executed will be voted in the manner directed herein by the undersigned. If no specification is made, the Proxy will be voted FOR the election of the directors named in the Proxy Statement; FOR the approval of the Beverly Enterprises, Inc. Non-Employee Director Deferred Compensation Plan; AGAINST the Stockholder proposal concerning executive compensation; and FOR the appointment of Ernst & Young LLP as independent auditors for 1997.

                     (Continued and to be signed and dated on the reverse side.)

                                              BEVERLY ENTERPRISES, INC.
                                              P.O. BOX 11050
                                              NEW YORK, NY 10203-0050

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